Exhibit 99.3

                               Offer to Exchange
                6% Putable/Callable Notes due December 14, 2016
                      Putable/Callable December 14, 2001
                 (Registered Under The Securities Act of 1933)
                          for Any and All Outstanding
                6% Putable/Callable Notes due December 14, 2016
                      Putable/Callable December 14, 2001
                                      of
                               PSI Energy, Inc.


To Our Clients:

         We are enclosing herewith a Prospectus, dated         , 1999, of PSI
Energy, Inc., an Indiana corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 6% Putable/Callable Notes due December 14, 2016, Putable/Callable December 14, 2001 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6% Putable/Callable Notes due December 14, 2016, Putable/Callable December 14, 2001 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

         Please note that the Exchange Offer will expire at 5:00 p.m., New
York City time, on          , 1999, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

         We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

         We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

         Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business and (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                                          Very truly yours,




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